Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT

This Confidential Severance Agreement (the “Agreement”) is entered into by and between MARTIN LOUIE (referred to herein as “Louie”) and MARCUS & MILLICHAP, INC., a Delaware corporation, and MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES, INC., a California corporation (both of which are individually and collectively referred to herein as the “Company”). Louie and the Company are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Louie served in various capacities for the Company, including as Chief Financial Officer of Marcus & Millichap, Inc. and Senior Vice President, Corporate Initiatives;

WHEREAS, Louie’s employment is ending effective August 31, 2021;

WHEREAS, on November 4, 2013, the Company and Louie entered into an Amendment, Restatement and Freezing of Stock Appreciation Rights Agreement (the “SAR Agreement”) that provide for deferred compensation payable to Louie in the aggregate amount of $158,734 as of January 1, 2021, (the “SAR Account Balance”), which is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, and the regulations and guidance promulgated thereunder (“Section 409A”);

WHEREAS, the Company desires to assist Louie in his transition to other employment, providing the consideration set forth in this Agreement in exchange for a general release of any and all claims arising from or relating in any fashion to Louie’s employment and the transactions or occurrences between Louie and the Company (and its past and present employees and agents);

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and Louie agree as follows:

1. Severance Consideration.

(a) In exchange (consideration) for the promises Louie makes in this Agreement, the Company agrees to provide Louie with the following, which collectively are referred to as the “Severance Payment” and are sums to which Louie would not otherwise be entitled.

(i) Continued Base Salary Payment. Beginning September 2021, the Company will pay Louie $437,500.00 (aggregate total amount) in 15 equal consecutive monthly installments of $29,166.66.

(ii) COBRA Reimbursement. For fifteen months beginning September 2021, the Company will add $4,561.41 per month to the payment described in Section 1(a)(i) above to assist with the cost of the COBRA health insurance premium. Louie will notify the Company within two business days of accepting new employment or otherwise becoming benefits eligible through a new employer or other third party, at which time this additional payment will cease, and future payments under Section 1(a)(i) will no longer include this additional amount.

(iii) Career Counseling. During the fifteen months beginning September 2021, the Company will reimburse Louie up to a total of $10,000 to assist Louie with the costs associated with job searches and career counseling. Louie will provide the Company with the invoice or other reasonably requested documentation evidencing the incurred payment. The reimbursement will be made within to Louie within thirty days of submission of the required reimbursement documentation.

(iv) RSU Payment. While employed, Louie received Restricted Stock Units in Marcus & Millichap, Inc. (“RSUs”). As of August 31, 2021, Louie has an unvested RSU balance of 2,008 RSUs. The Company will pay Louie the amount of $124,753.76, which equates to (a) $46,000 plus (b) the cash value of Louie’s unvested RSUs as of August 31, 2021 calculated at 39.22 per RSU. This payment will be made in 15 equal consecutive monthly installments of $8,316.92 along with the amounts in Section 1(a)(i) and 1(a)(ii).

(b) Amounts will be paid less applicable federal and state withholdings as required by State and Federal law. Louie agrees to defend and indemnify the Company for any and all tax liabilities arising out of any amounts provided under this section. Louie further acknowledges that neither the Company, nor its attorneys, have made any promise, representation or warranty, express or implied, regarding the tax consequences of any consideration paid pursuant to this Agreement.

(c) Before the Company is required to provide the Severance Payment, Louie must provide the following to the Company’s general counsel, Tyler Theobald (ttheobald@marcusmillichap.com): (1) a copy of this Agreement executed by Louie; and (2) a W-9 form for Louie.

(d) With the sole exception of the payments provided for in this Agreement, Louie acknowledges that he has received all compensation, paid time off, reimbursements, amounts, and benefits owed to him by the Company and its affiliates.

2. SAR and Deferred Compensation Account Balance Payouts.

(a) The Parties agree that this Agreement qualifies as “a mutual agreement regarding termination of service” described in section (4)(a) of the SAR Agreement. The Parties agree that the Company will pay Louie an amount equal to the aggregate balance in his SAR account (the “SAR Account Balance”) in accordance with the terms of the SAR Agreement, except that the parties agree to modify Section 4(i) of the SAR Agreement to require the Initial Payment Date to be March 15, 2022 to be in compliance with the six-month waiting period required for Section 16 officers. All other installment payments of the SAR Account Balance shall be distributed according to the terms of the SAR Agreement on or before April 30 of each year in which an installment payment is due.

(b) Louie participated in the Company’s deferred compensation plan (the “Plan”), a copy of which Louie was provided. Louie will receive his deferred compensation balance in accordance with the Plan and Treasury Regulations under Section 409A of the Internal Revenue Code of 1986.

3. General Release of All Claims.

(a) General Release. Louie unconditionally, irrevocably, and absolutely releases and discharges the Company, and any parent companies, affiliates or related entities, as well as all present and former employees, owners, officers, directors, trustees, attorneys, agents, and their successors and assigns (collectively, “Releasees”), from all claims related in any way to the transactions, occurrences, or relationships between the Parties to date, including, but not limited to, all claims, charges, demands, rights and causes of action, known or unknown, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Louie’s interactions with the Company, to the fullest extent permitted by law (“Released Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any claim for unpaid wages, bonuses, any violation of the California Labor Code or the Fair Labor Standards Act, claims related to California Business and Professions Code section 17200 or any common law unfair competition law, or for other benefits, for breach of contract, wrongful termination, tortious discharge, whistleblower retaliation, defamation, infliction of emotional distress, fraud, conspiracy, harassment, discrimination or retaliation arising under federal, state or local law, including the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Nothing in this Agreement is intended to affect Louie’s ability to pursue claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot lawfully be waived by this Agreement.

Louie understands and acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

(b) California Civil Code Section 1542 Waiver. Louie expressly waives all rights under section 1542 of the California Civil Code. That statute reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Louie understands that he is a “releasing party” within the meaning of this section.

(c) Claims Excluded. Notwithstanding any provision to the contrary in this Agreement, the general release set forth in this Agreement does not (i) waive or release any right or claim Louie may have for indemnification pursuant to a written agreement with the Company, or the charter, articles of incorporation, or by-laws of the Company, or under any insurance policy providing directors and officers coverage for any lawsuit or claim relating to the period when Louie was an officer or employee of the Company, or under applicable state or other law; or (ii) waive or release any claim for breach or enforcement of this Agreement.

4. No Prior Assignments or Liens.

Louie represents and warrants that Louie has not assigned to any other person or entity any of the Released Claims. Louie further represents and warrants that Louie has not, directly or indirectly, caused any liens or claims to be placed on any of the amounts being paid by the Company as provided in this Agreement, including the SAR Account Balance Payout, and further represents and warrants that Louie is not aware of the existence of any such liens or garnishments. Louie agrees to defend, indemnify and hold the Company harmless from any liability, losses, claims, damages, costs or expenses, including reasonable attorneys’ fees, arising out of a breach of the representations and warranties contained in this paragraph or arising out of a claim by any other party to compensation from Severance Payment, the SAR Account Balance Payout, or other benefits in this Agreement.

5. Review and Revocation.

In accordance with the Older Workers Benefit Protection Act, Louie acknowledges and agrees this Agreement includes a waiver and release of all claims that Louie has or may have under the Age Discrimination in Employment Act (“ADEA”). With respect to the release of claims under the ADEA, Louie acknowledges that:

(i) This Agreement is written in a manner calculated to be understood by Louie and Louie understands it.

(ii) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Louie signs this Agreement.

(iii) This Agreement provides for consideration in addition to anything of value to which Louie is already entitled.

(iv) Louie is hereby advised to consult an attorney before signing this Agreement.

(v) Louie has been granted twenty-one (21) days after receiving this Agreement to decide whether or not to sign this Agreement. If Louie signs this Agreement prior to the expiration of the twenty-one (21) day period, Louie does so voluntarily and after having had the opportunity to consult with an attorney, and Louie hereby waives the remainder of the twenty-one (21) day period.

(vi) Louie has the right to revoke this Agreement within seven (7) days of signing this Agreement, and this Agreement shall not be enforceable or effective until the eighth (8th) day after he signs this Agreement (the “Effective Date”).

(vii) In the event this Agreement is revoked, this Agreement will be null and void in its entirety, and Louie will not be entitled to the benefits provided in this Agreement. If Louie wishes to revoke this Agreement, Louie must deliver written notice stating his intent to revoke this Agreement to Tyler Theobald (ttheobald@marcusmillichap.com), on or before 5:00 p.m. on the seventh (7th) day after the date on which Louie signed this Agreement.

6. No Voluntary Participation in Claims Against Releasees.

Louie represents that he is not a plaintiff or party to any suit, action or proceeding in which the Company, or any Releasee is party. Louie agrees that he will not knowingly and voluntarily participate in any other individual’s litigation, grievance, or administrative claim against the Company or any Releasee, nor knowingly encourage any other individual to pursue any litigation, grievance, or administrative claim against the Company or any Releasee. The Company agrees that it will not knowingly and voluntarily participate in any other individual’s litigation, grievance, or administrative claim against Louie, nor knowingly encourage any other individual to pursue any litigation, grievance, or administrative claim against Louie. Nothing in this paragraph is intended to preclude the Parties, or any executive officer of the Company, from disclosing information in response to a subpoena duly issued by a court of law, arbitrator, or a government agency having jurisdiction or power to compel such disclosure or from giving full, complete, truthful and cooperative answers in response to a duly issued subpoena. Should either party to this Agreement be served with a subpoena which he or it knows is related to any other party to this Agreement, he or it agrees to promptly notify the other party to this Agreement in writing (through counsel) of the subpoena, and to provide a copy of the subpoena no later than five (5) days prior to providing testimony or producing any documents in compliance with the subpoena.

7. No Admissions.

By entering into this Agreement, the Parties are not making any admission that they have engaged, or are now engaging, in any unlawful conduct or employment practice. It is understood that this severance agreement is not an admission of liability, but is in compromise of disputed allegations and is entered into solely to avoid litigation and expense. The Parties agree that this Agreement shall not be admissible in any proceeding or action involving any party to this Agreement, except one to enforce this Agreement.

8. Confidentiality of Agreement.

The terms and existence of this Agreement shall be strictly confidential. Accordingly, Louie agrees to not disclose to any third party, the amount of the Severance Payment, the negotiations leading to, or the contents or terms or existence of, this Agreement, except to his attorney(s), tax preparer(s), financial advisors, spouses, taxing authority, administrative agency, court of competent jurisdiction, or in response to a validly-issued subpoena. In conjunction with any permitted communication, Louie agrees to specifically advise such individuals or entities to keep the applicable information, including, without limitation, the existence and terms of this Agreement confidential and to not disclose it to any third party or entity. Louie acknowledges that this confidentiality requirement is a material term of this Agreement and Louie and the Company further understand that no party would have entered into this Agreement without the Louie’s agreement to comply with these confidentiality obligations. Nothing in this paragraph is intended to preclude any party from disclosing information in response to a subpoena duly issued by a court of law, arbitrator, or a government agency having jurisdiction or power to compel such disclosure or from giving full, complete, truthful and cooperative answers in response to a duly issued subpoena. If this Agreement is disclosed by Louie in response to a validly-issued subpoena, it may only be done so subject to a protective order that prevents this Agreement from becoming a public record and maintains to the greatest extent possible, the Parties’ intended confidentiality.

9. Ongoing Obligations, Including Protection of Company Confidences and Restrictive Covenants.

Louie understands and agrees that Louie’s obligations contained in the SAR Agreement (including but not limited to the Restrictive Covenants and ongoing obligations set forth in Sections 7 and 8 of the SAR Agreement) and his Confidentiality Agreement with the Company will remain in full force and that Louie will continue to abide by such terms.

10. Non-Disparagement.

Louie agrees not to disparage the Company or to do anything in a manner likely to portray the Company, its services, products or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as its shareholders, officers, directors, employees, agents, lawyers, advisors, partners, affiliates, consultants, products, services, formulae, business practices, corporate structure or organization, and marketing methods. The Parties agree that the provisions of this Paragraph are material terms of this Agreement.

11. Section 409A.

The Parties intend that all payments made under this Agreement are either exempt from, or compliant with, the requirements of Internal Revenue Code, Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or to comply. In no event will the Company defend, reimburse or indemnify Louie for any taxes or other penalties that may be imposed on him as a result of Section 409A.

12. Entire Agreement.

Louie agrees that the SAR Agreement will continue to govern his rights and obligations thereunder, including, without limitation, any application related to vesting or payment acceleration, as set forth therein, except to the extent modified pursuant to this Agreement. Further, Louie agrees that except for the SAR Agreement, as modified by this Agreement, and except as otherwise expressly provided in this Agreement, this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. It is agreed that there are no collateral agreements or representations, written or oral, that are not contained in this Agreement. Any prior representations or agreements between the Parties on any subject covered by this Agreement are cancelled and superseded by this Agreement. Nothing in this Agreement is intended to limit or affect Louie’s obligations under law or any prior agreement to maintain the confidentiality of the Company’s trade secrets, confidential, or proprietary information.

13. Opportunity to Consult with Counsel.

Louie acknowledges that he has had an opportunity to consult with and be represented by counsel of Louie’s choosing in the review of this Agreement, that Louie has been advised by the Company to do so, that Louie is fully aware of the contents of the Agreement and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, and that Louie enters into this Agreement freely, without duress or coercion, and based on Louie’s own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein.

14. Choice of Law.

This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Any dispute hereunder shall be filed and adjudicated in the appropriate federal or state court in Los Angeles County, California.

15. Severability.

Should it be determined that any term of this Agreement is unenforceable, it is the Parties’ intention that the term shall be deemed to be deleted and the validity and enforceability of the remaining terms remain intact.

16. Cooperation.

The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

17. Headings and Construction.

The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Louie, a licensed lawyer, and his counsel have participated in the negotiation of its terms. Louie further acknowledges that he has had an opportunity to review and discuss each term of this Agreement with legal counsel and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

18. Attorneys’ Fees.

In the event of litigation between the Parties regarding their respective obligations under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fee and court costs incurred in connection with such litigation.

19. Counterparts.

The Parties agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

The Parties to this Agreement, with the advice of counsel, have read the foregoing Agreement and fully understand each and every provision contained herein, and intend to be fully bound by its provisions.

WHEREFORE, the Parties have executed this Agreement on the date shown below.

Dated: September 13, 2021	MARCUS & MILLICHAP, INC.

	By:	/s/ Steven DeGennaro
Steven DeGennaro Executive Vice President, Chief Financial Officer

Dated: September 13, 2021	MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES, INC.

	By:	/s/ Steven DeGennaro
Steven DeGennaro Executive Vice President, Chief Financial Officer

Dated: September 13, 2021
	By:	/s/ Martin Louie
Martin Louie